Exhibit 10.16

AMENDED AND RESTATED ROYALTY PURCHASE AGREEMENT

TIDS AGREEMENT is made October 27, 2016,

BETWEEN:

AGNITY GLOBAL, INC.

(the “Corporation”)

- and-

AGNITY COMMUNICATIONS, INC.

(“Communications”)

- and-

AGNITY HEALTHCARE, INC.

(“Healthcare”)

- and -

SPINACOM, INC. (former Agnity, Inc.)

(“Spinacom”)

- and-

GRENVILLE STRATEGIC ROYALTY CORP.

(the “Purchaser”)

WHEREAS the Parties entered into a royalty purchase agreement dated October 30, 2015 (the “Initial Agreement”);

WHEREAS subsequent to the date of the Initial Agreement, the Purchaser advanced the sum of $750,000 to the Corporation in consideration for the issuance to the Purchaser of an unsecured convertible promissory note in such principal amount (the “Note”);

WHEREAS effective as of the date of this Agreement the Purchaser elected to convert the principal amount of $750,000 owing under the Note (the “Principal Amount”), and all accrued but unpaid interest thereon, being $84,750 (the “Interest”), into an Additional Royalty Interest, such that upon such conversion the aggregate of the Principal Amount and the Interest, being $834,750 (the “Aggregate Note Amount”), shall be deemed to be a Subsequent Installment in such amount; and

WHEREAS the Parties wish to amend and restate the Initial Agreement in accordance with the terms and conditions contained herein.

THE PARTIES agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in Schedule “A” attached hereto.

1.2	Certain Rules of interpretation

In this Agreement:

(a)	Currency - Unless otherwise specified, all references to money amounts are to the lawful currency of the United States of America.

(b)

Governing Law - This Agreement is a contract made under, governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

(c)	Headings - Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(d)	Including - Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(e)	Number and Gender - Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

(f)

Statutory References - A reference to a statute includes all regulations made pursuant to the statute and, unless otherwise specified, the provisions of any statute or regulation that amends, supplements or supersedes the statute or the regulation.

(g)

Schedules - The schedules attached to this Agreement (as the same may be amended from time to time, whether by way of an amendment to this Agreement or otherwise) are incorporated into, and form an integral part of, this Agreement.

1.3	Knowledge

Unless otherwise stated herein, any reference to the knowledge of the Corporation means the actual knowledge of the officers and directors of each member of the Agnity Group, after reasonable inquiry and investigation in the normal exercise of such individual’s duties.

1.4	Entire Agreement; Waiver

This Agreement constitutes the entire agreement among the Parties and sets out all the covenants, promises, warranties, representations, conditions, understandings and agreements among the Parties concerning the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, including those contained in any term sheet or letter of intent between the Corporation and the Purchaser. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral between or among the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement. o waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

1.5	Disclosure Letter

Any disclosure made in a section of the Disclosure Letter shall be deemed to be disclosed for one or more sections of the Disclosure Letter to the extent that such disclosure sets forth facts in sufficient detail so that its application to such other section of the Disclosure Letter is reasonably clear.

ARTICLE 2

INSTALLMENTS AND ROYALTIES

2.1	Payment of lnstallments

(a)	The Corporation acknowledges and agrees that:

(i)

$2,000,000, plus all applicable Taxes thereon (the “Initial Installment”), was previously advanced to or for the benefit of the Corporation pursuant to the terms of the Initial Agreement and shall be deemed for all purposes of this Agreement to have been paid by the Purchaser under this Agreement; and

(ii)

the Aggregate Note Amount shall be deemed to be a Subsequent Installment for all purposes of, and shall be subject in all respects to the terms of, this Agreement, and the Note is deemed to be paid in full and terminated effective as of the date of this Agreement.

(b)

Upon mutual written agreement of the Purchaser and the Corporation, and subject to the satisfactions of all conditions contained herein, the Purchaser may (but shall have no obligation to) purchase and the Corporation may (but shall have no obligation to) sell one or more additional royalties from the Corporation in such amount as may be agreed upon by the Corporation and the Purchaser (each additional payment by the Purchaser to the Corporation being a “Subsequent Installment”).

2.2	Gross Sales Royalty

As consideration for, and conditional on, the payment by the Purchaser of all Installments, and subject to the terms hereof, the Corporation covenants and agrees to pay to the Purchaser, at such times and in such manner as required by Sections 2.4 and 2.5, subject to termination or reduction as set forth in this Agreement, a royalty (each, a “Royalty Payment”) determined in accordance with the following (the “Gross Sales Royalty”):

(a)

for and in respect of the period that commenced on October 30, 2015 and ending on (and including) December 31, 2015, the Parties acknowledge and agree that the Corporation was obligated to pay and did pay to the Purchaser the Minimum Monthly Amount on a monthly basis, pro-rated for any partial month;

(b)

for and in respect of the period that commenced on January 1, 2016 and ended on (and including) October 31, 2016, the Parties acknowledge that the Corporation was obligated to pay and did pay to the Purchaser a monthly Royalty Payment (pro-rated for any partial month) equal to the greater of (x) the Minimum Monthly Amount, and (y) the amount equal to 3.00% of Revenue of the Agnity Group during each such calendar month;

(c)

commencing on (and including) November 1, 2016 and ending on (and including) October 31, 2020, the Corporation shall pay to the Purchaser a monthly Royalty Payment (pro-rated for any partial month) equal to the greater of (x) the Minimum Monthly Amount, and (y) the amount equal to 4.25% of Revenue of the Agnity Group during each such calendar month (it being understood that: (i) the first payment to be made under this Section 2.2(c) shall be made by the Corporation on November 30, 2016, which amount shall represent the Royalty Payment attributable to the month of November, 2016; and (ii) the last payment to be made under this Section 2.2(c) shall be made by the Corporation on October 31, 2020, which amount shall represent the Royalty Payment attributable to the month of October, 2020); and

(d)

effective as of November 1, 2020, the Corporation shall pay to the Purchaser a monthly Royalty Payment (pro-rated for any partial month) equal to 4.25% of Revenue of the Agnity Group during each such calendar month (it being understood that the first payment to be made under this Section 2.2(c) shall be made by the Corporation November 30, 2020, which amount shall represent the Royalty Payment attributable to the month of November, 2020).

(e)

If the Purchaser advances a Subsequent Installment to the Corporation (subsequent and in addition to the Aggregate Note Amount), the applicable Gross Sales Royalty will be adjusted proportionately based on the actual amount of the Subsequent Installment that is advanced to the Corporation. For illustrative purposes only, assuming that only the Initial Installment and the Aggregate Note Amount has been advanced to the Corporation, if the Purchaser advances a Subsequent Installment of $100,000 to the Corporation, the Gross Sales Royalty will, effective as of the date on which the Subsequent Installment is advanced to the Corporation, automatically and without any further action or formality of any Party, increase from 4.25% to 4.40% (being 4.25 + (l00,000/2,834,750 x 4.25)).

(f)

The applicable Gross Sales Royalty will be reduced proportionately contemporaneously with the exercise of the Note Principal Buyout Option. As such, if the Corporation makes a Note Principal Buyout Payment, the applicable Gross Sales Royalty will be reduced proportionately based on the actual amount of the Note Principal Buyout Payment that is made to the Purchaser. For illustrative purposes only, assuming that the Corporation makes a Note Principal Buyout Payment of $750,000 to the Corporation, the Gross Sales Royalty will, effective as of the date on which the Note Principal Buyout Payment is made to the Purchaser, automatically and without any further action or formality of any Party, decrease from 4.25% to 3.13% (being 4.25—(750,00012,834,750 x 4.25)).

2.3	Minimum Monthly Amount

(a)

Notwithstanding the Gross Sales Royalty rate in effect from time to time, but subject to Sections 2.3(b) and 2.3(c), if only the Initial Installment and the Aggregate Note Amount are paid to or otherwise received by the Corporation, no Royalty Payment in respect of a calendar month during the period commencing on the date of the Initial Agreement and ending on October 31, 2020 will be less than $41,667 (pro-rated for any partial month), it being understood that if the actual calculation of a Royalty Payment to be paid in such circumstance is less than such amount, the Gross Sales Royalty then in effect will be deemed to be amended (in respect of such Royalty Payment only) to be such percentage as would result in such Royalty Payment being $41,667 (pro-rated for any partial month) (the “Minimum Monthly Amount”).

(b)

If the Purchaser advances a Subsequent Installment to the Corporation (not taking into account the Aggregate Note Amount), the then applicable Minimum Monthly Amount will be adjusted proportionately based on the actual amount of each Subsequent Installment that is advanced to the Corporation. For illustrative purposes only, if only the Initial Installment is paid to or otherwise received by the Corporation (not taking into account the Aggregate Note Amount) and the Purchaser advances a Subsequent Installment in the amount of $100,000 prior to October 31, 2020, the Minimum Monthly Amount will be deemed to be amended to be $43,750.35 (pro-rated for any partial month) (being 41,667 + (100,000/2,000,000 X 41,667)).

(c)

The applicable Minimum Monthly Amount will be: (i) reduced by 75% contemporaneously with the completion of the Buy-down Option; and (ii) extinguished pursuant to the completion of the Change of Control Buyout Option.

2.4	Payment Mechanism, Adjustments and Delinquent Royalty Payments

(a)	In accordance with the payment procedures specified in Section 2.5:

(i)

on the last Business Day of each calendar month until October 31, 2020, the Corporation shall pay to the Purchaser the amount determined in accordance with Section 2.2(c) in respect of such calendar month (which amount shall, for the month of November, 2016, be determined based on Revenue of the Agnity Group for and in respect of the month of October, 2016), subject to reconciliation pursuant to Sections 2.4(b), 2.4(c) and 2.4(d);

(ii)

on the last Business Day of each calendar month commencing with and following November 30, 2020, the Corporation shall pay to the Purchaser the amount determined in accordance with Section 2.2(d) in respect of such calendar month (which amount shall, for the month of November, 2020, be determined based on Revenue of the Agnity Group for and in respect of the month of October, 2020), subject to reconciliation pursuant to Sections 2.4(b), 2.4(c) and 2.4(d); and

(iii)

the final payment to be made under Section 2.4(a)(i) shall be made by the Corporation on October 31, 2020, which amount shall represent the Royalty Payment attributable to the month of October, 2020. The first payment to be made under Section 2.4(a)(ii) shall be made by the Corporation on November 30, 2020, which amount shall represent the Royalty Payment attributable to the month of November, 2020.

(b)

Within 55 days following the end of the first, second and third fiscal quarters of the Corporation during each fiscal year of the Corporation, and within 100 days following the end of the fourth fiscal quarter of the Corporation of each fiscal year of the Corporation (the last day of each such 55 day and 75 day period being the “Quarterly Determination Date”), the Parties will determine:

(i)

the aggregate royalties in respect of such fiscal quarter that would have been payable based on an application of the applicable Gross Sales Royalty to Revenue of the Agnity Group (without regard to any Minimum Monthly Amounts) for such fiscal quarter (or prorated for any partial fiscal quarter) using the financial statements of the Agnity Group in respect of such fiscal quarter (which in the case of the fourth fiscal quarter of the Corporation shall be the Annual Financial Statements) (the “Pre-Adjusted Quarterly Royalties”); and

(ii)

whether the aggregate Minimum Monthly Amounts in respect of such fiscal quarter (if applicable) were greater than or less than the Pre-Adjusted Quarterly Royalties for such fiscal quarter (the greater of such amounts being the “Confirmed Quarterly Royalties”).

(c)

If the actual Royalty Payments paid to the Purchaser in respect of a fiscal quarter were, in the aggregate, greater than the Confirmed Quarterly Royalties for such fiscal quarter, the Purchaser will pay to the Corporation the amount by which such actual Royalty Payments exceeded the Confirmed Quarterly Royalties within 20 Business Days following the Quarterly Determination Date.

(d)

If the actual Royalty Payments paid to the Purchaser in respect of a fiscal quarter were, in the aggregate, less than the Confirmed Quarterly Royalties for such fiscal quarter, the Corporation will pay to the Purchaser the amount by which the Confirmed Quarterly Royalties exceeded such actual Royalty Payments within 20 Business Days following the Quarterly Determination Date;

(e)	Notwithstanding anything else contained herein, the Parties may at any time elect to pay any amounts referenced in Sections 2.4(c) or 2.4(d) in such other manner as the Parties may agree.

(f)

Any payment required to be made under this Agreement that is not paid within 30 days following the date on which it was originally due shall bear interest at a rate of 1.0% per month, compounded monthly.

2.5	Payment of Royalty Payments and Buyout Amounts

All Royalty Payments and other amounts payable by the Corporation under or pursuant to this Agreement, including under Section 2.9 (“Buyout Payments”), plus all applicable Taxes thereon, if any, that the Purchaser is required by Law to collect from the Corporation in connection therewith, shall be made by wire transfer of immediately available funds to the Purchaser to an account designated in writing by the Purchaser on the date on which each such payment is due. The Corporation shall withhold from any Royalty Payment and Buyout Payment, and remit to the appropriate Governmental Authority, all Taxes that it is required to withhold that are levied thereon by any Governmental Authority, and the payment in each case of the applicable Royalty Payment or Buyout Payment net of any such withheld amount shall be deemed to satisfy the Corporation’s payment obligations hereunder, provided that the Corporation shall deliver to the Purchaser copies of the filed tax return reporting such payments and official receipts (or such other evidence of payment reasonably acceptable to the Purchaser) evidencing that such payments were in fact paid to the applicable Governmental Authority. Notwithstanding anything to the contrary, the Parties agree that any Taxes paid by the Corporation to any Governmental Authority on behalf of (or for the benefit of) the Purchaser will be deducted from any applicable Royalty Payment or Buyout Payment.

2.6	Royalty Payments Following Termination

The termination of this Agreement or the royalties payable hereunder shall not terminate the obligation of the Corporation to pay any Royalty Payment accrued prior to the date of termination. Upon termination of this Agreement or the royalties payable hereunder, the Parties will determine the aggregate royalties in respect of the portion of the fiscal year of the Corporation in which the termination occurs, and will make such adjustments to the amount of royalties paid or to be paid during such period, as may be necessary, in accordance with the terms of Section 2.4.

2.7	Audit Right

(a)

Upon not less than 10 days’ written notice to the Corporation, the Purchaser shall have the right to audit all books and records including all financial records) of the members of the Agnity Group (including those obtained from third parties). Any such audit shall be conducted during normal business hours by an accounting firm selected by the Purchaser at its cost. The members of the Agnity Group shall provide such accounting firm and the Purchaser with access to all pertinent books and records, subject to any confidentiality obligations owed to any third parties, and shall reasonably cooperate with such accounting firm’s efforts to conduct such audits.

(b)

If any such audit reveals that there has been an underpayment of Royalty Payments due for the fiscal period being audited of more than I 0% of the amount of Royalty Payments which were actually due in respect of such fiscal period, the Corporation shall reimburse the Purchaser for the reasonable costs and expenses (including accountants’ fees) incurred by the Purchaser in connection with such audit. If the Purchaser claims that any such audit reveals an underpayment of Royalty Payments, the Purchaser will make the audit papers for the relevant period available to the Corporation. For greater certainty, if an audit reveals that there has been an underpayment of Royalty Payments, an Event of Default in respect of any such underpayment shall be deemed to occur only if such underpayment is not satisfied by the Corporation within 5 Business Days following the date on which the Corporation has been given written notice of such underpayment.

2.8	Dispute Mechanism

If the Parties dispute the amount of one or more Royalty Payments or Buyout Payments (including: (i) the determination of such amounts following an audit conducted pursuant to Section 2.7; and (ii) the manner in which “net equity value” and “net purchase price” are determined pursuant to Section 2.9(a)(iv)(A)(2)C) (a “Dispute”), they shall each use commercially reasonable efforts to reach a negotiated resolution of the Dispute and shall exchange reasonable information with one another concerning the Dispute. If the Parties are unable to reach a negotiated resolution within 30 days from the commencement of negotiations to resolve the Dispute, then either Party may elect for the Dispute to be determined by an independent public accounting firm (the “Independent Accountant”) licensed to practice accounting in the United States of America selected by mutual agreement of the Parties, or in the absence of such agreement, KPMG LLP, and the Parties shall provide to the Independent Accountant their respective final figures in respect of the disputed amounts along with supporting documentation to substantiate their positions. one of the Parties will disclose to the Independent Accountant, and the Independent Accountant will not consider, for any purpose, any settlement offer made by a Party to the other. The determination of the Independent Accountant shall be final and binding upon the Parties, absent manifest error. Costs of the Independent Accountant shall be paid as determined by the Independent Accountant, and in the absence of such determination, each Party shall pay 50% of the Independent Accountant’s costs; provided, however, that each Party shall bear its own costs in presenting its arguments to the Independent Accountant. The Independent Accountant shall be deemed to act as an expert and not as an arbitrator. For greater certainty, in the event of a Dispute, and until such time as such Dispute is finally resolved in accordance with the terms of this Section 2.8, the Parties shall continue to be bound by all of the provisions of this Agreement in accordance with their terms (including the Gross Sales Royalty and Minimum Monthly Amount then in effect) notwithstanding the subject-matter of the Dispute.

2.9	Buy-down Option and Change of Control Buyout Option

(a)	Subject to Section 2.9(b):

(i)

subject to Section 2.9(b), and in addition to the right granted under Section 2.9(a)(ii), at any time and from time to time during the period commencing on the date of this Agreement and ending on September 30, 2017, including without limitation concurrently with the completion of a Sale, the Corporation may by delivery of notice in writing to the Purchaser (a “Note Principal Buyout Notice”) purchase and extinguish up to $750,000 of the Aggregate Installment Amount (the “Note Principal Buyout Option”), upon payment to the Purchaser by wire transfer of immediately available funds of the amount of the Aggregate Installment Amount that the Corporation proposes to purchase (each a “Note Principal Buyout Payment”), and the applicable Gross Sales Royalty will be reduced proportionately contemporaneously with each Note Principal Buyout Payment as provided in Section 2.2(f) hereof;

(ii) subject to Section 2.9(b), and in addition to the right granted under Section 2.9(a)(i), at any time following the date on which the Purchaser has received Royalty Payments under this Agreement that are, in the aggregate, equal to two times the then applicable Aggregate Installment Amount, the Corporation may by delivery of notice in writing to the Purchaser (a “Buy-down Notice”) purchase and extinguish 75% (but no more or less) of all amounts owing or to become owing to the Purchaser hereunder (but excluding any amounts which are or which may become owing under Section 2.12(c)), including the Aggregate Installment Amount, the Minimum Monthly Amount and the Gross Sales Royalty applicable thereto (such that, for greater certainty, the applicable Gross Sales Royalty and the applicable Minimum Monthly Amount will thereafter each be reduced by 75%, so that if the then applicable Gross Sales Royalty is 4.25%, it would become 1.0625%, and if the then applicable Minimum Monthly Amount is $41,667 it would become $10,416.75) (the “Buy-down Option”), upon payment to the Purchaser by wire transfer of immediately available funds on a date that is no later than the third Business Day following the date of the Buy-down Notice of an amount equal to the then applicable Aggregate Installment Amount multiplied by 0.75 (the “Buy-down Payment”);

(iii)

for greater certainty, the Corporation shall be entitled to exercise and complete the Note Principal Buyout Option and the Buy-down Option on multiple occasions, provided that, in the case of the Note Principal Buyout Option, the aggregate of all such exercises shall not exceed the $750,000 maximum referenced in Section 2.9(a)(i) and, in the case of the Buy-down Option, the aggregate of all such exercises shall not exceed the 75% threshold referenced in Section 2.9(a)(ii); and

(iv)

subject to compliance with Sections 2.10(m) and 2.10(q), and in addition to the rights granted under Section 2.9(a)(i) and Section 2.9(a)(ii), if pursuant to a proposed Change of Control the acquirer under such transaction requires as a condition to the completion of such transaction that the Corporation purchase and extinguish all or some portion of the amounts owing or to become owing to the Purchaser hereunder (excluding any amounts which are or which may become owing under Section 2.12(c)), then contemporaneously with the completion of such proposed Change of Control, the Corporation may, by delivery of a written notice (a “Change of Control Buyout Notice”) to the Purchaser (which Change of Control Buyout Notice will contain a representation and warranty of the Corporation that the exercise and completion of the Change of Control Buyout Option is a condition precedent to the completion of the proposed Change of Control in favour of the acquirer), purchase and extinguish (effective as of the date of completion of the proposed Change of Control) such portion of the Gross Sales Royalty as is equal to the percentage of Revenue of the Agnity Group contributed by the member or members of the Agnity Group that are the subject of the Change of Control relative to the total Revenue of the Agnity Group, in each case based on the then most recent Interim Financial Statements (the “Change of Control Buyout Option”) upon payment to the Purchaser by wire transfer of immediately available funds within IO Business Days following the date of completion of the proposed Change of Control of an amount equal to:

(A)

in the case of a Change of Control involving the sale of the members of the Agnity Group on a consolidated basis (such that following such sale the acquirer will own all or substantially all of the Business as carried on by the Agnity Group immediately prior to such sale), the greater of the following:

(l)	an amount equal to two times the Aggregate Installment Amount as at the date of the Change of Control Buyout Notice; and

(2)	an amount equal to A multiplied by B multiplied by C, where:

A.	A is equal to the Aggregate Installment Amount as at the date of the Change of Control Buyout Notice divided by $20,000,000;

B.	B is equal to 0.8; and

C.

C is equal to the net equity value of the Agnity Group, or in the case of a proposed asset sale, the proposed net purchase price (expressed in United States dollars) of all or substantially all of the assets of the Business, in each case as determined based on the terms of the proposed Change of Control transaction or asset sale; or

(B)

In the case of a Change of Control involving one or more members of the Agnity Group on a non-consolidated basis (such that following such sale the acquirer will own a distinct and severable division of the Business rather than all or substantially all of the Business), an amount equal to the result obtained from the following formula

(DS/EV) X (AX B X EV)

Where:

DS =

  the net equity value of the members of the Agnity Group that are subject to the Change of Control, or in the case of a proposed asset sale, the proposed net purchase price (expressed in United States dollars) of all or substantially all of the assets of the members of the Agnity Group that are subject to the Change of Control, in each case as determined based on the terms of the proposed Change of Control transaction or asset sale

EV =	the net equity value of the Agnity Group on a consolidated basis as at the date of the Change of Control Buyout Notice (determined using the same principles used to determine DS)

A =	the Aggregate Installment Amount as at the date of the Change of Control Buyout Notice divided by $20,000,000;

B =	0.8

If the proposed Change of Control is not completed within 10 Business Days following the date of the Change of Control Buyout Notice, the exercise by the Corporation of the Change of Control Buyout Option shall be deemed to be null and void and of no force or effect and this Section 2.9(a)(iv) shall thereafter continue to apply in accordance with its terms.

In the event that: (i) the Buy-down Option has previously been exercised and completed in accordance with the terms of this Agreement, then the payment under this Section 2.9(a)(iv) shall be reduced by 75%; or (ii) the Note Principal Buyout Option is exercised and completed concurrently or in connection with the exercise and completion of the Change of Control Buyout Option, the amount of the then total Note Principal Buyout Payments will be deemed to not form part of the Aggregate Installment Amount for the purposes of calculating the amount payable by the Corporation under this Section 2.9(a)(iv).

(b)

Notwithstanding anything else contained herein, the Corporation’s right to exercise the Note Principal Buyout Option, the Option Buy-down Option or the Change of Control Buyout Option shall immediately and forever cease effective as of the occurrence of an Event of Default or a Bankruptcy Occurrence that in each case is not cured to the satisfaction of the Purchaser, acting reasonably, within 21 days following the date of occurrence of the Event of Default or Bankruptcy Occurrence, as the case may be (which period shall, if the applicable Event of Default is the subject of dispute resolution under Section 2.8, be deemed to be stayed until such time as, and will only re-commence once, such dispute is finally resolved in accordance with Section 2.8). If an Event of Default has occurred, the Corporation shall not be permitted to exercise the Note Principal Buyout Option, the Option Buy-down Option or the Change of Control Buyout Option until such time as the Event of Default has been cured in accordance with the terms hereof; provided that if the applicable Event of Default is the subject of dispute resolution under Section 2.8, the applicable time period to exercise the Note Principal Buyout Option, the Option Buy-down Option or the Change of Control Buyout Option, as the case may be, shall be deemed to be stayed until such time as, and will re-commence once, such dispute is finally resolved in accordance with Section 2.8.

2.10	Acknowledgments and Obligations

The Corporation acknowledges, covenants and agrees that at all times on and following the date hereof it will (and will cause the applicable members of the Agnity Group to):

(a)

operate the Business in good faith and in the ordinary course consistent with past practices, industry standards and best practices, and will use commercially reasonable efforts to operate the Business so as to maximize Revenue of the Agnity Group;

(b)

not take any steps or actions, or omit or fail to take any steps or actions or enforce any right, the intent of which is to directly or indirectly reduce the calculation of or improperly characterize or account for, or which would reasonably result in or does result in any direct or indirect reduction in the calculation of or improper characterization or accounting for of, Revenue of the Agnity Group or any Royalty Payment;

(c)	keep and maintain complete, true and materially accurate books and records of all transactions involving Revenue of the Agnity Group;

(d)

not, without the prior written consent of the Purchaser (which consent will not be unreasonably withheld): (i) change the fiscal year end of any member of the Agnity Group; or (ii) in any way modify, amend or change the accounting practices of any member of the Agnity Group where the effect of such change in any way reduces, or would potentially have the effect of reducing, whether alone or in combination with or as a result of any other factor, the amount payable to the Purchaser hereunder, except for changes required under GAAP;

(e)

provide to the Purchaser: (i) a monthly unaudited summary of Revenue of the Agnity Group; and (ii) a monthly unaudited management-prepared income statement and balance sheet of each member of the Agnity Group, in each case within 21 days after the last day of each calendar month. For greater certainty, all such information shall be printed directly from the Corporation’s accounting software with date and time stamps marked thereon;

(f)	provide to the Purchaser unaudited management-prepared quarterly financial statements of each member of the Agnity Group within 45 days after the last day of each fiscal quarter of each such entity;

(g)

provide to the Purchaser audited annual financial statements of each member of the Agnity Group within 90 days after the last day of each fiscal year of each such entity (which audit shall be performed by a firm of chartered accountants approved by the Purchaser in its sole discretion, acting reasonably), together with a written confirmation from the Corporation’s auditors (in a form acceptable to the Purchaser, in its sole discretion acting reasonably) regarding the authenticity of its audit report;

(h)

provide to the Purchaser, contemporaneously with the reports provided pursuant to Sections 2.10(e), 2.10 (f) and 2.10(g), a certificate of a senior officer of the Corporation, dated as of the date of delivery of each such report, certifying, based on the knowledge of such officer having exercised reasonable diligence, that such reports: (i) are accurate and complete and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the applicable report; and (ii) the financial information included in the reports fairly present in all material respects the financial condition, financial performance and cash flows of the members of the Agnity Group as of the date of and for the periods covered by the reports;

(i)	provide to the Purchaser copies of all tax returns filed by each member of the Agnity Group promptly following the date on which such returns are filed;

(j)

use the proceeds of each Installment in a manner that is consistent with an operating plan provided by the Corporation to the Purchaser, subject to the reasonable discretion of the members of the Agnity Group to use and allocate any portion of an Installment in a manner which is otherwise consistent with the proper exercise of the fiduciary duties of the directors of the applicable member of the Agnity Group;

(k)

make all necessary filings required of the members of the Agnity Group under Law, obtain all necessary regulatory consents and approvals (if any) required of the members of the Agnity Group under Law and pay all filing fees required to be paid by the members of the Agnity Group under Law in connection with the Transaction;

(l)

do all things necessary to maintain the corporate existence of each member of the Agnity Group, provided, however that this Section 2.10(1) shall not prevent the amalgamation, merger or wind-up of any member of the Agnity Group with or into another member of the Agnity Group;

(m)

other than in connection with a transaction in respect of which the Corporation has exercised the Change of Control Buyout Option, not consolidate, amalgamate with, or merge with or into, or reorganize, reincorporate or reconstitute into or as another entity, or continue to any other jurisdiction, unless, at the time of such consolidation, amalgamation, merger, reorganization, reincorporation, reconstitution or continuance, the resulting, surviving or transferee entity in writing assumes in favour of the Purchaser all of the obligations of the Corporation and the Guarantors under this Agreement or as otherwise agreed by the Purchaser in writing;

(n)

advise the Purchaser promptly of any material default or breach committed by any member of the Agnity Group under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any Person (including any payment default), which breach or default continues for more than the applicable cure period, if any, with respect thereto;

(o)

(i) maintain insurance upon the assets of each member of the Agnity Group comparable in amount, scope and coverage to that in effect on the date of this Agreement, subject to such changes as may be determined by the applicable member of the Agnity Group, having regard to normal commercial practices and market standards; (ii) not at any time do or omit to do anything, or cause anything to be done or omitted to be done, whereby any such insurance would, or would be likely to, be rendered void or voidable or suspended, impaired or defeated in whole or in part; (iii) notify the Purchaser of any termination, lapse or loss of any material coverage under such insurance no later than 10 days following the occurrence thereof; and (iv) rectify or otherwise cure any such termination, lapse or loss of coverage no later than 10 days following the occurrence thereof (with notice of such rectification or cure provided to the Purchaser within a reasonable period of time thereafter);

(p)

not, without the prior written consent of the Purchaser, which consent will not be unreasonably withheld, in any way encumber or allow a security interest to attach to any material asset of any member of the Agnity Group where such encumbrance would, in the reasonable opinion of the Purchaser, directly or indirectly reduce the calculation of, or result in any direct or indirect reduction in the calculation of, Revenue of the Agnity Group or any Royalty Payment;

(q)

not sell, transfer or otherwise dispose (whether to an arm’s length party or otherwise) of any material property or assets of any member of the Agnity Group (including, in the case of the Corporation, any Agnity Subsidiary) without the prior written consent of the Purchaser, which consent will not be unreasonably withheld; provided, in addition, that the Purchaser agrees that it will provide such consent if (A) contemporaneously with a sale, transfer or disposition of property or assets to an arm’s length third party buyer, the buyer enters into an agreement with the Purchaser in respect of such property or assets in a form and on terms similar to this Agreement or as is otherwise acceptable to the Purchaser in its sole discretion, acting reasonably, or (B) the Corporation has delivered a Change of Control Buy-out Notice in respect of such sale (including in the case of a Change of Control Buy-out involving only one member of the Agnity Group);

(r)

be fully responsible for the full amount of any success fee, broker’s fee, commission or similar fees which any Person claims is owing or payable to such Person (whether by any member of the Agnity Group or the Purchaser) in connection with the initiation, negotiation or consummation of the Transaction;

(s)

advise the Purchaser promptly of any material adverse event or Material Adverse Effect that has occurred, or is reasonably likely to occur, in respect of any member of the Agnity Group, including any change to the board of directors or management of any member of the Agnity Group, any material adverse change to customer or client relationships of any member of the Agnity Group, or any material concern raised by the Corporation’s auditor or accountant in writing delivered to the Corporation regarding any member of the Agnity Group;

(t)

on or before December 1, 2016, use reasonable efforts to reduce general and administrative expenses of the Agnity Group by at least $300,000 on an annualized basis in a manner satisfactory to the Purchaser, acting reasonably;

(u)

on or before December 1, 2016, complete a Change of Control, financing, liquidation or other transaction involving Agnity Healthcare pursuant to which the Corporation either disposes of all of its interest in Agnity Healthcare or otherwise deals with its existing interest in Agnity Healthcare; provided, that, such date shall be extended to January 1, 2017 in the event that the Corporation has procured a term sheet with respect such Change of Control on or before December 1, 2016, and such term sheet is satisfactory to the Purchaser, acting reasonably;

(v)

not, without the prior written consent of the Purchaser, which consent will not be unreasonably withheld, in any way increase the costs or expenses incurred, or obligations owing (including non-economic obligations), by any member of the Agnity Group to AGNITY India Technologies PVT Ltd. or any successor thereto or Affiliate thereof; and

(w)

not, without the prior written consent of the Purchaser, which consent will not be unreasonably withheld, make any debt (whether convertible or otherwise) or equity investment in, loan, advance or contribute any funds to, subsidize or satisfy the debts or liabilities of, or use any funds or other assets of the Corporation (including any portion of any Installment) for the benefit or use of, any Insider (or any entity in which an Insider has an equity, debt or other form of economic interest), except for payments made to Insiders who are directors, officers, employees or contractors of a member of the Agnity Group in respect of bona fide services and/or in the ordinary course of business.

2.11	Conditions to Payment of Installments

The Purchaser shall not pay any Installment to the Corporation unless and until each of the following conditions has been fulfilled, satisfied and performed in a manner completely satisfactory to the Purchaser in all respects (in the sole discretion of the Purchaser) on or before the date specified herein for each payment of an Installment:

(a)	the Disclosure Letter shall have been delivered to the Purchaser (and updated as necessary in connection with the payment of any Subsequent Installment);

(b)	the Corporation shall have executed and delivered to the Purchaser each of the following documents:

(i)

a certificate of status or good standing (or other applicable certificate of like form) issued by the applicable Governmental Authority dated on or about the date of payment of each Installment with respect to the legal existence and good standing of each member of the Agnity Group under the laws of the jurisdiction of incorporation or formation of each such entity;

(ii)	a certificate of a senior officer of the Corporation, dated as of the date of payment of each Installment, certifying:

(A)	the accuracy of an attached copy of the constating documents of each member of the Agnity Group, in each case together with all amendments thereto;

(B)	the accuracy of an attached copy of the resolutions of the board of directors of the Corporation and the Guarantors with respect to the Transaction;

(C)	that no Material Adverse Effect has occurred as of the date of payment of each Installment;

(D)

that no Event of Default has occurred and is continuing and that no event or circumstance has occurred, and no condition exists, which would result, either immediately, or with the lapse of time or giving of notice or both, in the occurrence or existence of an Event of Default; and

(iii)	an invoice of the Corporation in respect of the applicable Installment, and any applicable Taxes thereon, addressed to the Purchaser;

(c)

the Purchaser shall have received such financial and other information in respect of the Business as may be reasonably required by the Purchaser (including the financial and other information specified in this Agreement);

(d)

the Corporation and the Guarantors shall have received all third party consents, approvals or waivers required to be obtained pursuant to any Contract by which any member of the Agnity Group is bound and under which consent, approval or waiver from a third party is required as a result of the Corporation and the Guarantors entering into this Agreement or in connection with the completion of the Transaction;

(e)

the Corporation and the Guarantors shall have, as applicable, executed and delivered such other documents, agreements, instruments, undertakings and assurances as the Purchaser or the Purchaser’s counsel (in each case, acting reasonably) may deem necessary or advisable in connection with, relating to or arising from, or to give effect to or support, this Agreement;

(f)	the Corporation shall have delivered to the Purchaser all other materials and information reasonably requested by the Purchaser; and

(g)	payment of the Installment shall have been approved by the Purchaser’s investment committee.

Each of the conditions set forth in this Section 2.11 is for the exclusive benefit of the Purchaser and, unless waived in writing by the Purchaser, shall be fulfilled, satisfied and performed by the Corporation and the Guarantors.

2.12	Event of Default and Bankruptcy Occurrence

(a)

Upon the occurrence of: (i) an Event of Default; or (ii) a Bankruptcy Occurrence that in each case is not cured to the satisfaction of the Purchaser, acting reasonably, within 21 days following the date of occurrence of the Event of Default or Bankruptcy Occurrence, as the case may be (which period shall, if the applicable Event of Default is the subject of dispute resolution under Section 2.8, be deemed to be stayed until such time as, and will only re-commence once, such dispute is finally resolved in accordance with Section 2.8), the Aggregate Installment Amount will, at the Purchaser’s option and without notice to any member of the Agnity Group, be deemed to become immediately due and payable in a manner determined by the Purchaser, and in connection therewith the Purchaser may exercise any or all of the rights and remedies contained in this Agreement or otherwise afforded by law, in equity or otherwise in connection therewith.

(b)

The Purchaser may waive default or any breach by the Corporation of any of the provisions contained in this Agreement. No waiver extends to a subsequent breach or default, whether or not the same as or similar to the breach or default waived, and no act or omission of the Purchaser extends to or is to be taken in any manner to affect any subsequent breach or default of the Corporation or the rights of the Purchaser resulting therefrom. Any such waiver must be in writing and signed by the Purchaser to be effective.

(c)	The Corporation will pay or reimburse the Purchaser for any reasonable costs or expenses incurred by the Purchaser in collecting amounts owed to it by the Corporation hereunder.

(d)

For greater certainty, this Agreement, and all covenants and obligations of the Corporation and the Guarantors hereunder, including the obligation to pay Royalty Payments, will continue in full force and effect, and will not be impaired in any way by, the occurrence of an Event of Default or a Bankruptcy Occurrence or the election by the Purchaser to have the Aggregate Installment Amount become immediately due and payable to the Purchaser, and all Royalty Payments due and owing hereunder shall continue to be paid to the Purchaser following the occurrence of an Event of Default or a Bankruptcy Occurrence in accordance with the terms of this Agreement in addition to, and not in substitution for, the repayment of the Aggregate Installment Amount.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

The Corporation (on its own behalf and on behalf of each member of the Agnity Group) represents and warrants to the Purchaser as of the date of this Agreement (and confirmed as to accuracy by the execution and delivery by the Corporation on the date of payment of any Subsequent Installment of a bring-down certificate, which may contain updates and supplements to representations and warranties, in a form agreed upon by the Parties, each acting reasonably) as follows, and acknowledges that the Purchaser is entering into this Agreement and completing the Transaction in reliance upon such representations and warranties:

3.1	Incorporation and Organization

Each member of the Agnity Group is an entity incorporated, formed or established and validly subsisting under the laws of its jurisdiction of incorporation, formation or establishment, and is in good standing under such laws. Each member of the Agnity Group has the full power, authority and capacity:

(a)	to own or lease and operate its properties and assets; and

(b)	to carry on its business as presently conducted.

3.2	Corporate Records

The minute books of the members of the Agnity Group have been made available to the Purchaser or counsel to the Purchaser and contain all constating documents and resolutions, and such minute books contain, in all material respects, a complete and accurate record of all meetings and actions of directors (and committees of directors) and shareholders of, each such entity since the date of incorporation or formation thereof, and in all material respects accurately reflect all transactions referred to in such proceedings. The share ledgers and registers of each such entity are, in all material respects, complete and reflect all issuances, transfers, repurchases and cancellations of shares in the capital of each such entity.

3.3	Subsidiaries

Except as set out in Section 3.3 of the Disclosure Letter, no member of the Agnity Group owns or otherwise holds any legal or beneficial interest in any other Person. The Corporation confirms that a complete and accurate corporate organization chart showing all existing Agnity Subsidiaries has been provided to the Purchaser.

3.4	Qualification in Foreign Jurisdictions

either the nature of the Business nor the location or character of the assets owned or leased by the members of the Agnity Group requires any such entity to be registered, licensed or otherwise qualified as a foreign corporation in any jurisdiction other than any jurisdiction in which any such entity is duly registered, licensed or otherwise qualified for this purpose and other than any jurisdiction where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect.

3.5	Authorized and Issued Outstanding Capital

(a)	The authorized and outstanding shares in the capital of each member of the Agnity Group are as set out in Section 3.5 of the Disclosure Letter.

(b)

Other than as contemplated in this Agreement or the constating documents of any member of the Agnity Group or as set out in Section 3.5 of the Disclosure Letter, there are no outstanding options, warrants or other rights to subscribe for purchase or otherwise acquire from any member of the Agnity Group any:

(i)	shares or any other equity securities of such entity; or

(ii)

equity securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise acquire, directly or indirectly, any shares or any other equity securities of such entity.

(c)	Other than as contemplated in this Agreement or the constating documents of any member of the Agnity Group or as set out in Section 3.5 of the Disclosure Letter, no member of the Agnity Group:

(i)	has any outstanding obligations, contractual or otherwise, to repurchase, redeem or otherwise acquire any shares or other equity securities in its capital;

(ii)	is a party to or bound by, or has any knowledge of, any agreement or instrument relating to the voting of any of its securities.

(d)	No Person has any pre-emptive rights in respect of any of the matters relating to the Transaction.

3.6	Corporate Authorization

(a)	The execution and delivery of this Agreement and the consummation of the Transaction have been duly authorized by all necessary corporate action on the part of the Corporation and the Guarantors.

(b)

This Agreement constitutes a valid and binding obligation of the Corporation and the Guarantors enforceable against each of them in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought and except as rights to indemnity and contribution may be limited by Law.

(c)

The execution of, or the performance of obligations under, this Agreement by the Corporation and the Guarantors will not result in a breach or violation of a Contract to which any member of the Agnity Group is party, a breach of the charter or by-laws of the Corporation, a breach of Law or authorization by a Governmental Authority to which any member of the Agnity Group is bound, in any case that would with the notice or passage of time result in a Material Adverse Effect or would create a Lien on any material asset of any member of the Agnity Group.

3.7	No Governmental or Third Party Consents

Other than those which have already been obtained, no consent, approval, authorization or declaration of and no filing or registration with, any Governmental Authority or other party is required to be made or obtained by the Corporation which, if not made or obtained, would with the notice or passage of time result in a Material Adverse Effect in connection with:

(a)	the execution and delivery of this Agreement; or

(b)	the performance by the Corporation and the Guarantors of their respective obligations under this Agreement.

3.8	Financial Statements

The Financial Statements have been prepared in accordance with GAAP, consistent with past practice, and the Financial Statements present fairly the assets, liabilities (whether secured, absolute, contingent or otherwise) and the financial condition of the members of the Agnity Group for the periods covered by the Financial Statements except that the Interim Financial Statements do not contain footnotes and are subject to normal year-end audit adjustments in accordance with GAAP and past practice.

3.9	Absence of Certain Changes

Except as otherwise described in this Agreement or as set out in Section 3.9 of the Disclosure Letter, since the date of the most recent Interim Financial Statements the Business has been carried on in the ordinary course of business and no Material Adverse Effect has occurred.

3.10	Properties, Leases, Etc.

(a)	o member of the Agnity Group owns any real property.

(b)	Each member of the Agnity Group has:

(i)	good and marketable title to all of the assets and properties owned by it;

(ii)	title to the lessee interest in all assets and properties leased by it as lessee; and

(iii)	full right to hold and use all of the assets used in or necessary to the Business subject to the terms of any agreement relating to those assets,

in each case free and clear of Liens except Liens incurred in the ordinary course of the Business or as otherwise disclosed in Section 3.10 of the Disclosure Letter.

3.11	Indebtedness

Section 3.11 of the Disclosure Letter sets out all accounts payable of the Agnity Group as of September 30, 2016, including amounts payable to Insiders (except for amounts owing to Insiders who are employees in respect of salary for current pay periods). Except as set out in Section 3.11 of the Disclosure Letter, no member of the Agnity Group is in default with respect to any outstanding material indebtedness or any Contract relating to outstanding material indebtedness. Except as set out in Section 3.11 of the Disclosure Letter, no indebtedness or any Contract relating to indebtedness purports to limit the issuance of any securities by the Corporation or the payment of any royalty or other distribution by any member of the Agnity Group. The Corporation confirms that complete and accurate copies of all Contracts (including all amendments, supplements, waivers, and consents) relating to any material indebtedness of the members of the Agnity Group have been provided to the Purchaser.

3.12	Absence of Undisclosed Liabilities

Except as set out in Section 3.12 of the Disclosure Letter or the Financial Statements, none of the members of the Agnity Group have any material liabilities, guarantees, pledges or obligations, whether accrued, absolute, contingent or otherwise (including liabilities as guarantor or otherwise with respect to obligations of others) and whether due or to become due, except those accruing in the ordinary course of the Business or those which, individually or in the aggregate, would not have a Material Adverse Effect.

3.13	Tax Matters

Except as set out in Section 3.13 of the Disclosure Letter:

(a)

no member of the Agnity Group has any liability, obligation or commitment, actual or contingent, for the payment of any Tax, except such as have arisen in the usual and ordinary course of the Business;

(b)

no member of the Agnity Group is in any arrears with respect to any required withholdings or instalment payments of any Tax nor has it filed any waiver for a taxation year under any legislation imposing Tax on it;

(c)

each member of the Agnity Group has filed within the times and within the manner prescribed by law, all federal, provincial, state, local and foreign Tax Returns and reports that are required to be filed by or with respect to it, all such Tax Returns are true, correct and complete in all material respects, and do not, in any material respect, understate the taxable income or liability for Taxes of such entity for the periods covered by such returns, no Tax Return has been amended, and the tax liability of such entity for previous taxation periods is as indicated in its Tax Returns;

(d)

each member of the Agnity Group has withheld from payments made to its officers, directors, employees, debtholders and shareholders the amount of all Taxes, including income tax, federal or provincial pension and medical plan contributions, unemployment insurance contributions and other deductions required to be withheld from such payments, and has paid them to the proper receiving officers or authorities (or made adequate reserves or provisions for the payment thereof);

(e)

there is no unresolved assessment, reassessment, action, suit, proceeding, audit, investigation or claim in progress, pending or, to the knowledge of the Corporation, threatened with respect to Taxes of any member of the Agnity Group and, in particular, there are no currently outstanding reassessment or written enquiries that have been issued to, or raised in respect of, any member of the Agnity Group relating to any Taxes; and

(t)	no member of the Agnity Group is a party to, is bound by, or has any obligation under, any tax sharing agreement, tax indemnification agreement or similar Contract.

3.14	Litigation

Except as set out in Section 3.14 of the Disclosure Letter, no litigation, arbitration, action, suit, proceeding or investigation (whether conducted by or before any judicial or regulatory body, arbitrator or other Person) is pending or, to the knowledge of the Corporation, threatened or contemplated, against any member of the Agnity Group or, to the knowledge of the Corporation, any Insider, nor is there any basis therefor known to the Corporation in which a claimant would have a reasonable likelihood of success as against any member of the Agnity Group or any Insider.

3.15	Employment Contracts

(a)

There are currently no material disagreements or other difficulties with any member of the Agnity Group’s senior employees or senior independent contractors. To the knowledge of the Corporation, no officer or key employee of any member of the Agnity Group or key independent contractor of any member of the Agnity Group has any present intention of terminating his or her employment with or services to such entity, nor does any member of the Agnity Group have any present intention of terminating the employment or engagement of any such Person.

(b)

There are no complaints against any member of the Agnity Group before any government employment standards branch, tribunal or human rights tribunal, and no member of the Agnity Group has received notice of any such complaint. There are no outstanding decisions or settlements or pending settlements under any employment standards legislation that place any obligation upon any member of the Agnity Group to do or to refrain from doing any act.

(c)

o member of the Agnity Group is delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any service performed for it to the date of this Agreement or amounts required to be reimbursed to such employees, consultants or independent contractors, and all such amounts have been properly accrued in the books and records of the members of the Agnity Group.

(d)

Each member of the Agnity Group has complied with all Laws related to employment, including those related to wages, hours, worker classification, collective bargaining, and the payment and withholding of Taxes and other sums as required by law, except where non-compliance would not result in a Material Adverse Effect.

(e)

Except as set out in Section 3.15 of the Disclosure Letter, no member of the Agnity Group has, since the date of the Interim Financial Statements, terminated the employment of any senior officer or senior employee.

3.16	Material Contracts

The Corporation has made available to the Purchaser for inspection correct and complete copies (or written summaries of the material terms of oral agreements or understandings) of each material Contract of each member of the Agnity Group. Each such Contract is a valid, binding and enforceable obligation of the applicable member of the Agnity Group and, to the knowledge of the Corporation, of the other party or parties thereto, and is in full force and effect. No member of the Agnity Group nor, to the knowledge of the Corporation, any other party, is, or is considered by any other party to be, in breach of any term of any such Contract (nor, to the knowledge of the Corporation, is there any basis for any claim of breach, including as a result of the execution and delivery of this Agreement or the completion of the Transaction), except for any breaches that individually or in the aggregate would not have a Material Adverse Effect.

3.17	Insiders

Except as set forth in Section 3.17 of the Disclosure Letter, there are no Contracts between any member of the Agnity Group and any Insider or with any Person in which an Insider has an interest, other than Contracts of employment and employment-related agreements and covenants entered into in the ordinary course of the Business and the Employee IP Agreements. Except as set out in Section 3.17 of the Disclosure Letter, no member of the Agnity Group has made any payment or loan to, or borrowed any money from or is otherwise indebted to, any Insider, except for payments made to Insiders who are directors, officers, employees or contractors of a member of the Agnity Group in respect of bona fide services.

3.18	Business Intellectual Property

(a)

Section 3.18 of the Disclosure Letter contains a complete and accurate list of all Business IP existing as of the date hereof, except for Commercial Software Licenses, and specifies, for each item, whether the Business IP is Owned IP or Licensed IP, and in the case of Licensed IP, sets forth all contracts entered into in connection with the Licensed IP (except for Commercial Software Licenses).

(b)	The Business IP, together with Commercial Software Licences, constitutes substantially all of the Intellectual Property necessary to conduct fully the Business as it is currently conducted.

3.19	Intellectual Property Rights

(a)

Except as set out in Section 3.19(a) of the Disclosure Letter, the Agnity Group owns all right, title and interest in and to the Owned IP existing as of the date hereof free and clear of any Liens and, except for any non-exclusive end user licenses granted to customers of the Business in the ordinary course of Business, and has exclusive rights (and is not contractually obligated to pay any compensation to any other Person in respect of the exercise of such rights) to the use of such Owned IP or the material covered by such Owned IP. The Owned IP existing as of the date hereof does not contain, embody or use, or require for its full and proper operation, any Intellectual Property or Technology, except the Licensed IP and any Commercial Software Licenses, owned by any other Person.

(b)

Each Contract entered into in connection with the Licensed IP existing as of the date hereof is valid, subsisting and in good standing, and there is no material default by any member of the Agnity Group under any such Contract nor is there, to the knowledge of the Corporation, any material default by the other parties to such Contract. The applicable member of the Agnity Group has the right to sub-license, or to re-sell sub-licences, for the use of the Licensed IP existing as of the date hereof that is currently incorporated in or distributed with, or that the applicable member of the Agnity Group has contemplated incorporating in or distributing with, the Agnity Group’s products to distributors, resellers and end-users of such products.

(c)

To the knowledge of the Corporation, none of the Owned IP existing as of the date hereof nor any service rendered by the Agnity Group, nor any product currently or proposed to be developed, manufactured, produced or used by the Agnity Group, infringes upon any of the Intellectual Property, Technology or moral rights owned or held by any other Person, and no member of the Agnity Group or any of its directors, officers or employees has ever received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with respect to any Business IP existing as of the date hereof (including any claim that any member of the Agnity Group or such other Persons must license or refrain from using any Intellectual Property or Technology of a third party), nor does the Corporation have knowledge of any valid grounds for any bona fide claims.

(d)

To the knowledge of the Corporation, there is no unauthorized use, infringement or misappropriation of any Owned IP existing as of the date hereof by any other Person. No member of the Agnity Group has agreed with any Person not to sue or otherwise enforce any legal rights with respect to any of such Owned IP.

(e)

Each member of the Agnity Group has taken all commercially reasonable steps (including measures to protect secrecy and confidentiality and obtaining waivers of moral rights) to protect the Agnity Group’s right, title and interest in and to all Owned IP existing as of the date hereof. All agents and representatives of the members of the Agnity Group who have or have had access to confidential or proprietary information of the Agnity Group relating to the Business IP existing as of the date hereof have a legal obligation of confidentiality to the Agnity Group with respect to such information, except where the absence of which would not have a Material Adverse Effect.

(f)

All of the Owned IP existing as of the date hereof was developed by full-time employees and contractors of one or more members of the Agnity Group during the time they were employed or engaged with such entity as software, information technology or hardware developers (the “Developers”). All of the Developers and other employees and contractors who have or have had access to confidential or proprietary information relating to such Owned IP have duly executed and delivered Employee IP Agreements in substantially the same form as set forth in Section 3.l 9(f) of the Disclosure Letter to the applicable member of the Agnity Group on or before the date of commencement of his or her employment with such entity in the form provided to the Purchaser. o member of the Agnity Group has any knowledge of any material breach of any of the Employee IP Agreements.

(g)

Except as set out in Section 3.19(g) of the Disclosure Letter, no royalty or other amounts are required to be paid by any member of the Agnity Group in connection with the continued use or exploitation by the Agnity Group of any Intellectual Property used in the operation of the Business.

3.20	Insurance

Section 3.20 of the Disclosure Letter lists the policies of insurance owned or held by the members of the Agnity Group. All such policies:

(a)	are, and at all times since the respective start dates of such policies have been, in full force and effect;

(b)	are sufficient for compliance in all material respects by the members of the Agnity Group with all agreements to which any such entity is a party;

(c)	provide that they will remain in full force and effect through the respective expiry dates thereof; and

(d)	will not terminate or lapse or otherwise be affected in any way by reason of the completion of the Transaction.

3.21	Brokers

Except as disclosed in Section 3.21 of the Disclosure Letter: (a) no finder, broker, agent or other intermediary has acted for or on behalf of any member of the Agnity Group in connection with the initiation, negotiation or consummation of the Transaction; and (b) no success fee, broker’s fee, commission or similar fees will be payable by any member of the Agnity Group to any Person in connection with the initiation, negotiation or consummation of the Transaction.

3.22	No Sale Agreements

Except as disclosed in Section 3.22 of the Disclosure Letter, there are no Contracts, or any right or privilege capable of becoming a Contract, for the purchase of the Business or any of the material assets of any member of the Agnity Group. Except as disclosed in Section 3.22 of the Disclosure Letter, no member of the Agnity Group currently maintains any discussions, conditions or proceedings with respect to the sale, merger, consolidation, liquidation or reorganization of any such entity.

3.23	Compliance with Other Instruments, Laws, Etc.

Each member of the Agnity Group has complied, and is in compliance, with:

(a)

all Laws applicable to it and the Business, except for any non-compliance that, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect; and

(b)	its constating documents.

3.24	Agreements Restricting Business

Except as disclosed in Section 3.24 of the Disclosure Letter, no member of the Agnity Group is a party to any agreement or arrangement that restricts the freedom of such entity to carry on the Business, including any Contract that contains covenants by any member of the Agnity Group not to compete in any line of business competitive with or similar to the Business with any other Person.

3.25	Absence of Questionable Payments

To the knowledge of the Corporation, no member of the Agnity Group or, to the knowledge of the Corporation, any director, officer, agent or employee of any of the foregoing or any other Person acting on behalf of any of the foregoing, has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in connection with the Business. No member of the Agnity Group or, to the knowledge of the Corporation, any director, officer, agent or employee of any of the foregoing or any other Person acting on behalf of any of the foregoing, has accepted or received any unlawful contributions, payments, gifts or expenditures in connection with the Business.

3.26	Change of Control

Except as disclosed in Section 3.26 of the Disclosure Letter, no member of the Agnity Group has approved, is contemplating, considering or has held discussions in respect of, has entered into any Contract in respect of, or has any knowledge of:

(a)	a proposed Change of Control or similar transaction involving such entity; or

(b)

any Contract, or any right or privilege capable of becoming a Contract, for the purchase, sale, transfer or other disposition of any material property or assets or any interest therein owned directly or indirectly by such entity (including any of the outstanding shares of any Agnity Subsidiary).

3.27	Disclosure

(a)

No representation or warranty by the Corporation in this Agreement or in the Disclosure Letter contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in this Agreement or necessary to make the statements contained in this Agreement not false or misleading.

(b)

To the knowledge of the Corporation, there is no fact or circumstance relating specifically to the Business or the members of the Agnity Group that could reasonably be expected to result in a Material Adverse Effect and that is not disclosed in the Disclosure Letter.

The Corporation has made available to the Purchaser or its counsel all information reasonably available to the Corporation and the Guarantors that the Purchaser (or its counsel) has requested.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Corporation as of the date of this Agreement as follows, and acknowledges that the representations and warranties contained in this Agreement are made by it with the intent that they may be relied upon by the Corporation.

4.1	Incorporation and Organization

The Purchaser is a corporation incorporated and validly subsisting under the laws of the Province of British Columbia, and is in good standing under such laws.

4.2	Corporate Authorization

(a)	The execution and delivery of this Agreement and the consummation of the Transaction have been duly authorized by all necessary corporate action on the part of the Purchaser.

(b)

This Agreement constitutes, a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought and except as rights to indemnity and contribution may be limited by Law.

(c)

The execution of, or the performance of obligations under, this Agreement by the Purchaser will not result in a breach or violation of a Contract to which the Purchaser is party, a breach of the Purchaser’s charter or by-laws, a breach of Law or authorization by a Governmental Authority to which the Purchaser is bound, in either case that would with the notice or passage of time result in a Material Adverse Effect or would create a Lien on any material asset of the Purchaser.

4.3	Purchasing for Investment Purposes

The Purchaser is acquiring the interest granted to it herein for investment purposes only and not with a view to the resale or distribution of any portion of such interest.

4.4	Capital Resources

The Purchaser has sufficient liquid capital resources to pay the Aggregate Investment Amount and to consummate the Transaction.

4.5	Purchase as Principal

The Purchaser is acquiring the interest granted to it herein as principal for its own account, and not on behalf of or for the benefit of any other Person.

ARTICLES

SURVIVAL AND INDEMNIFICATION

5.1	Survival

Subject to the limitations contained in this Agreement, all representations and warranties contained in this Agreement on the part of each of the Parties will survive the date hereof for a period of two (2) years following the date of this Agreement.

5.2	Indemnification Obligations

(a)

All covenants, representations and warranties made in this Agreement by the Corporation and the Guarantors are deemed to have been relied on by the Purchaser, notwithstanding any investigation made by or on behalf of the Purchaser. Subject to the limitations set forth in Section 5.2(b) and subject to Section 5.2(c), the members of the Agnity Group (the “Indemnitors”), for each of which the Corporation acts as agent hereunder, will jointly and severally indemnify, defend and hold harmless the Purchaser, and each of the Purchaser’s officers, directors, employees, agents, advisors, representatives and affiliates, and the respective successors, assigns, heirs, executors, administrators and legal and personal representatives of each of the foregoing (each, an “lndemnitee”), from and against all Direct Damages incurred or suffered by any of them in any capacity and resulting from or relating to the occurrence of a Non-Monetary Event of Default.

(b)	The obligations of the Indemnitors under Section 5.2(a) are subject to the following limitations:

(i)

except for the matters referred to in paragraphs (ii) and (iii) hereof, the obligations of the Indemnitors under Section 5.2(a) will terminate on the date that is 2 years following the date of this Agreement, except with respect to bona fide claims by any Indemnitee set forth in written notices given by them to the Corporation prior to such date;

(ii)

the obligations of the lndemnitors in respect of any claim relating to Tax matters, including any claim arising out of Section 3.12, will terminate on the date that is 90 days after the relevant Governmental Authorities are no longer entitled to assess or reassess liability for Taxes (other than interest, penalties, fines, additions to Tax or other additional amounts) against the applicable member of the Agnity Group, having regard to any waivers given by any such entity in respect of any taxation year, except with respect to bona fide claims by any Indemnitee set forth in written notices given by them to the Corporation prior to such date;

(iii)	the obligations of the Indemnitors in respect of any claim based upon fraud or intentional misrepresentation shall survive indefinitely; and

(iv)	the liability of the Indemnitors under Section 5.2(a), whether alone or in the aggregate, shall be limited to an amount equal to the Aggregate Installment Amount.

(c)

The Indemnitors, for each of which the Corporation acts as agent hereunder, will jointly and severally indemnify, defend and hold harmless the Indemnitees from and against all Direct Damages incurred or suffered by any of them in any capacity and resulting from or relating to:

(i)	an Event of Default;

(ii)	a Bankruptcy Occurrence; or

(iii)	a breach by the Corporation or any of the Guarantors of Section 6.2 or Section 6.8.

The rights of indemnity under this Section 5.2(c) shall not be subject to any monetary limitation and shall be in addition to, and not in substitution for, all of the rights and remedies of the Indemnitees otherwise afforded to the Indemnitees by law, equity or otherwise in respect of the occurrence of an Event of Default, a Bankruptcy Occurrence or a breach by the Corporation or any of the Guarantors of Section 6.2 or Section 6.8, including all rights and remedies of the Purchaser under Section 2.12.

ARTICLE 6

GENERAL

6.1	Notices

Any notice given in connection with this Agreement must be in writing and is sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by electronic means:

(a)	in the case of a notice to the Corporation or any of the Guarantors at:

42808 Christy Street, Suite 201

Fremont, CA 94538 USA

Attention: Sanjeev Chawla

Email: sanjeev.chawla@agnity.com

(b)	in the case of a notice to the Purchaser at:

220 Bay Street, Suite 5000

Toronto, Ontario MSJ 2W4

Attention: William R. Tharp

Email: bill@GrenvilleSRC.com

Any notice delivered or transmitted to a Party in accordance with the foregoing is deemed given and received on the day it is delivered or transmitted if it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. If the notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day, then the notice is deemed to have been given and received on the next Business Day. Any Party may, from time to time, change its physical address or email address by giving notice to the other Parties in accordance with the provisions of this Section 6.1.

6.2	Announcements

Except as otherwise required by Law (including in order to comply with continuous disclosure or other requirements under securities Laws), following the date hereof, the Corporation may make reasonable disclosure of the completion and nature of the Transaction only with the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed, and, except as otherwise required by Law (including in order to comply with continuous disclosure or other requirements under securities Laws), the Purchaser may make reasonable disclosure of the completion and nature of the Transaction only with the prior written consent of the Corporation, such consent not to be unreasonably withheld or delayed. The Corporation and the Guarantors hereby consent to the reasonable disclosure by the Purchaser of the completion and nature of the Transaction to Governmental Authorities, the Purchaser’s shareholders and to any other Person in connection with any financing, offering, business combination or similar transaction proposed to be undertaken by the Purchaser. The Corporation and the Guarantors acknowledge that the Purchaser may be required, in accordance with applicable securities laws, to publicly disclose the Transaction and to file a copy of this Agreement on SEDAR, and the Purchaser agrees that in such case it shall make such redactions to this Agreement as are permitted under Section 12.2(3) of National Instrument 51-102 (“NI 51-102”) (subject to compliance by the Purchaser with the remaining provisions of Section 12.2 of NI 51-102) with the prior consultation of the Corporation. The Purchaser hereby consents to the reasonable disclosure by the Corporation and the Guarantors of the completion and nature of the Transaction to Governmental Authorities, the respective shareholders of the Corporation and the Guarantors and to any other Person in connection with any financing, offering, franchising, business combination or similar transaction proposed to be undertaken by any member of the Agnity Group.

6.3	Facsimile/Adobe Acrobat and Counterparts

This Agreement may be executed via facsimile or scanned Adobe Acrobat (Portable Document Format or PDF) or TIFF document and in any number of counterparts each of which shall be deemed to be an original and all of which when taken together shall be deemed to constitute one and the same instrument and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

6.4	Further Assurances

The Parties shall with reasonable diligence do all such things and provide all such assurances as may be required or desirable to consummate the Transaction and each Party shall provide such further documents or instruments as may be required or be desired by any other Party to effect the purpose of this Agreement and to carry out the provisions of this Agreement, whether before or after Closing.

6.5	Severability

In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.6	Delays or Omissions

No delay or omission to exercise any right, power, or remedy accruing to any Party under this Agreement upon any breach or default of any other Party under this Agreement shall impair any such right, power, or remedy of such non-breaching or non-defaulting Party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

6.7	Acknowledgment re Drafting

Each Party acknowledges and agrees that the Parties have participated jointly in the negotiation and drafting of this Agreement and, therefore, in the event that any ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provision hereof.

6.8	Confidentiality

Each Party acknowledges that it has had access to and will in the future receive confidential and proprietary information concerning the other Parties (the “Confidential Information”), the disclosure of which would be detrimental to the interests of the other Parties. Accordingly, each Party covenants and agrees, subject to Section 6.2, to keep the Confidential Information in strict confidence and not disclose any of such Confidential Information to any Person or use or attempt to use such Confidential Information. Notwithstanding the foregoing, no Party will have liability for any Confidential Information that is:

(a)	already in the public domain or comes into the public domain without any breach of this Agreement;

(b)	required to be disclosed pursuant to Law or pursuant to any regulatory or judicial authority having jurisdiction over such Party; or

(c)

made to a professional advisor of such Party, in which event such party shall ensure that the recipient is aware of and agrees to comply with the terms of this Section 6.8 as if a party to this Agreement.

6.9	Assignment

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns; provided, however, that:

(a)

the Purchaser may, without the consent of the Corporation or the Guarantors, assign its rights and obligations or encumber its interest (including by way of security for any indebtedness of the Purchaser and its Affiliates) under this Agreement, in whole or in part, to any Person; and

(b)

none of the Corporation or the Guarantors may assign any of its rights under this Agreement without the prior written consent of the Purchaser (such consent not to be unreasonably withheld by the Purchaser), and any such purported assignment without such prior written consent is void.

For greater certainty, unless terminated, reduced or extinguished pursuant to the terms of this Agreement, the Gross Sales Royalty shall survive, and shall not in any way be extinguished or impaired by, any: (i) Change of Control of any member of the Agnity Group; or (ii) any transfer by operation of Law or otherwise of this Agreement by the Corporation or any of the Guarantors.

6.10	Payment of Purchaser Expenses

The Corporation will pay all of the reasonable legal fees and other reasonable out-of-pocket expenses incurred by the Purchaser in connection with the Transaction and the various agreements and documents referred to in this Agreement, up to a maximum amount of $15,000 (plus all disbursements incurred by counsel to the Purchaser and all applicable Taxes on any of the foregoing amounts), which amounts will, if applicable, be deducted from any Installment advanced to the Corporation.

6.11	Force Majeure

o Party shall be liable for the failure to comply with any of its obligations under this Agreement to the extent, and for the period, that such failure results from Force Majeure. The Party claiming a Force Majeure shall make all reasonable efforts, including all reasonable expenditures, necessary to cure, mitigate or remedy the effects of a Force Majeure.

6.12	Tax Cooperation

The Parties shall (and, if requested to do so, shall cause their respective Affiliates to): (i) use commercially reasonable efforts to assist the other Parties in preparing for or defending against any audit, investigation, claim, dispute or controversy relating to Taxes regarding the Gross Sales Royalty or the Transaction; and (ii) make available to the other Parties and to any taxing authority as reasonably requested all information, records and documents relating to the Gross Sales Royalty or the Transaction; (iii) furnish the other Parties with timely notice of, and copies of all correspondence received from any taxing authority in connection with, any audit, investigation, claim, dispute or controversy relating to Taxes regarding the Gross Sales Royalty or the Transaction; and (iv) use commercially reasonable efforts to assist the other Parties in the proper compliance with its Tax filing and reporting obligations relating to the Gross Sales Royalty or the Transaction.

6.13	Maximum Permitted Rate

Under no circumstances shall the Purchaser be entitled to receive nor shall it in fact receive a payment or partial payment (whether in the form of Royalty Payments, Buyout Payments or otherwise) under or in relation to this Agreement at a rate that is prohibited under Laws. Accordingly, notwithstanding anything herein or elsewhere contained, if and to the extent that under any circumstances the amounts received or to be received by the Purchaser pursuant to this Agreement or any agreement or arrangement collateral hereto entered into in consequence or implementation hereof would, but for this Section 6.13, be a rate that is prohibited under Laws, then the effective annual rate, as so determined, received or to be received by the Purchaser shall be and be deemed to be adjusted to a rate that is one whole percentage point less than the lowest effective annual rate that is so prohibited (the “Adjusted Rate”); and, if the Purchaser has received a payment or partial payment which would, but for this Section 6.13, be so prohibited then any amount or amounts so received by the Purchaser in excess of the lowest effective annual rate that is so prohibited shall and shall be deemed to have comprised a credit to be applied to subsequent payments on account of other amounts due to the Purchaser at the adjusted rate.

6.14	Guarantee

The Guarantors jointly and severally unconditionally and irrevocably guarantee in favour of the Purchaser the punctual performance by the Corporation of each and every covenant and agreement of the Corporation pursuant to this Agreement, including all payment obligations of the Corporation. The Guarantors jointly and severally covenant in favour of the Purchaser to pay any amount when due under or in connection with this Agreement immediately on demand by the Purchaser as if the Guarantors were principal obligors. The obligations of the Guarantors under this Section 6.14 will not be affected by any act, omission or thing which, but for this Section 6.14, would reduce, release or prejudice any of their obligations under this Section 6.14, whether or not known to any Guarantor, including any amendment or waiver of any provision of this Agreement.

[Signature Page Follows]

Grenvil/e/Agnity Royalty Agreement Signature Page

IN WITNESS WHEREOF, each party has duly executed this Agreement

Agnity Global, Inc.

\s\ Sanjeen Chawla
Name: Sanjeen Chawla
Title: CEO

Agnity Communications, Inc.

\s\ Sanjeen Chawla
Name: Sanjeen Chawla
Title: CEO

Agnity Healthcare, Inc.

\s\ Sanjeen Chawla
Name: Sanjeen Chawla
Title: CEO

SPINACOM, Inc.

\s\ Sanjeen Chawla
Name: Sanjeen Chawla
Title: CEO

Grenville Strategic Royalty Corp.

\s\ Steve Parry
Name: Steve Parry
Title: CEO

SCHEDULE “A”

DEFINED TERMS

Whenever used in this Agreement, the following words and terms have the following meanings:

“Additional Royalty Interest” has the meaning given to it in the    ate.

“Adjusted Rate” has the meaning given to it in Section 6.13.

“Affiliate” has the meaning given to it in National Instrument 45-106 - Prospectus and Registration Exemptions.

“Aggregate Installment Amount” means, as of a specified date, the aggregate of all Installments actually paid to the Corporation as of such date.

“Aggregate Note Amount” has the meaning given to it in the recitals to this Agreement.

“Agnity Group” means, collectively, the Corporation and each of the Agnity Subsidiaries.

“Agnity Subsidiaries” means collectively: (a) each Guarantor; and (b) each direct or indirect subsidiary, affiliate or investee of the Corporation or any Guarantor (whether wholly, partially or not at all owned, directly or indirectly, by the Corporation or any Guarantor and whether or not controlled by the Corporation or any Guarantor, as the case may be) incorporated, acquired or established after the date hereof (including any direct or indirect interest held by any member of the Agnity Group in any joint venture, partnership or similar entity or structure), and “Agnity Subsidiary” means any one of the aforementioned entities.

“Agreement” means this amended and restated royalty purchase agreement, including all schedules and all amendments or restatements, and references to “Article” or “Section” mean the specified Article or Section of this Agreement.

“Annual Financial Statements” means, as at any given date, the financial statements of the Corporation and each other applicable member of the Agnity Group for the then most recently completed financial year of each such entity.

“Bankruptcy Occurrence” means the occurrence of any of the following:

(a)

if an order is made or an effective resolution passed for the winding-up or liquidation of any member of the Agnity Group, or if a petition is filed for the winding-up of any member of the Agnity Group;

(b)

if any member of the Agnity Group commits an act of bankruptcy, makes a general assignment for the benefit of its creditors, ceases to carry on the Business or becomes insolvent within the meaning of applicable legislation of any applicable jurisdiction;

(c)

if a bankruptcy petition is filed or presented against any member of the Agnity Group, or if any proceedings with respect to any member of the Agnity Group are commenced under any applicable legislation of any applicable jurisdiction providing protection for the benefit of the applicable member of the Agnity Group; or if an execution, sequestration, or any other process of any court becomes enforceable against any member of the Agnity Group or if a distress or analogous process is levied upon any part of the property of any member of the Agnity Group; or

(d)

any trustee in bankruptcy, interim receiver, receiver, receiver and manager, custodian, sequestrator, administrator, monitor or liquidator of any other Person with similar powers is appointed in respect of any member of the Agnity Group or any of the assets or property of any member of the Agnity Group.

“Business” means the business currently carried on by the Agnity Group or as carried on at any relevant time.

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks located in Fremont, California and Toronto, Ontario are open for business during normal banking hours.

“Business IP” means the Owned IP and the Licensed IP.

“Buy-down Notice” has the meaning given to it in Section 2.9(a)(ii).

“Buy-down Option” has the meaning given to it in Section 2.9(a)(ii).

“Buy-down Payment” has the meaning given to it in Section 2.9(a)(ii).

“Buyout Payments” has the meaning given to it in Section 2.5.

“Change of Control” means, unless otherwise determined by the Purchaser to be a transaction that would violate Section 2.10(b), any of the following: (a) a sale or other transfer of all or substantially all of the assets of a member of the Agnity Group; or (b) the acquisition of a member of the Agnity Group by another entity by means of merger, arrangement, share purchase (whether from the relevant member of the Agnity Group or from the holders of shares in the capital of member of the Agnity Group, as the case may be), share exchange, consolidation, reorganization, amalgamation, arrangement, take-over bid, reverse take-over or other business combination or transaction or series of related transactions; provided that a Change of Control shall not include (i) a merger effected exclusively for the purpose of changing the domicile of any member of the Agnity Group, or (ii) any transaction in which one or more of the Insiders or Affiliates of the Corporation immediately prior to the transaction own 50% or more of the voting power of the surviving entity or the acquirer of the assets of the Corporation following the transaction.

“Change of Control Buyout Notice” has the meaning given to it in Section 2.9(a)(iv).

“Change of Control Buyout Option” has the meaning given to it in Section 2.9(a)(iv).

“Closing” means the completion of the Transaction, which shall be deemed to occur on the date on which the last Installment is fully paid to the Corporation.

“Commercial Software Licenses” means “shrink-wrap”, “web-wrap”, “click-wrap” or other similar generic licenses for commercially available software available to the public.

“Confidential Information” has the meaning given to it in Section 6.8.

“Confirmed Quarterly Royalties” has the meaning given to it in Section 2.4(b)(ii).

“Contract” means any written or oral agreement, contract, understanding, arrangement, instrument, note, guarantee, indemnity, warranty, deed, assignment, power of attorney, commitment, covenant or undertaking of any nature.

“Corporation” means Agnity Global, Inc., and includes any assignee thereof pursuant to an assignment made in accordance with Section 6.9(b).

“Communications” means Agnity Communications, Inc., and includes any assignee thereof pursuant to an assignment made in accordance with Section 6.9(b).

‘‘Developers” has the meaning given to it in Section 3.19(f).

“Direct Damages” means all damages and losses of any kind excluding Indirect Damages.

“Disclosure Letter” means the Disclosure Letter delivered by the Corporation to the Purchaser on the date hereof, as the same may be updated as of the date on which any Subsequent Installment is paid to the Corporation.

“Dispute” has the meaning given to it in Section 2.8.

“Employee IP Agreements” means agreements relating to proprietary information and assignment of inventions to a member of the Agnity Group by employees and consultants of such entity.

“Event of Default” means the occurrence of any of the following:

(a)

any failure by the Corporation to pay in full when due any Royalty Payment, Buyout Payment or any other amount owing under this Agreement or arising in as a result of or relating to the Transaction, including any amount owing under Section 2.12(c);

(b)	any failure by a Guarantor to satisfy any of its obligations under Section 6.14; or

(c)	any default by any member of the Agnity Group in the observance or performance of any of the Specified Covenants.

“Financial Statements” means, collectively, the Annual Financial Statements and the Interim Financial Statements.

“Force Majeure” means any event or circumstance that prevents the affected Party from performing its obligations under this Agreement and is beyond the reasonable control of the affected Party, but:

(a)	is not due to the fault or negligence of the affected Party or those for whom it is responsible at law;

(b)	does not arise by reason of any act or omission by the Party (or those for whom it is responsible at law) claiming Force Majeure in breach of the provisions of this Agreement; and

(c)	does not arise by reason of the lack or insufficiency of funds or failure to make payment of monies.

“GAAP” means generally accepted accounting principles, as promulgated by the United States Financial Accounting Standards Board, or the equivalent thereof for and in respect of any other applicable jurisdiction.

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal, governmental or administrative dispute settlement panel or body or other law, rule or regulation-making entity:

(a)	having or purporting to have jurisdiction on behalf of any nation, province, territory, state or other geographic or political subdivision thereof; or

(b)	exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

“Gross Sales Royalty” has the meaning given to it in Section 2.2.

“Guarantors” means Communications, Healthcare, and Agnity, and “Guarantor” means any one of them.

“Healthcare” means Agnity Healthcare, Inc., and includes any assignee thereof pursuant to an assignment made in accordance with Section 6.9(b).

“Independent Accountant” has the meaning given to it in Section 2.8.

“lndemnitee” has the meaning given to it in Section 5.2.(a).

“Indemnitors” has the meaning given to it in Section 5.2(a).

“Indirect Damages” means all indirect, consequential, special, incidental, punitive and aggravated damages and losses, loss of profits and diminution of value.

“Initial Agreement” has the meaning given to it in the recitals to this Agreement.

“Initial Installment” has the meaning given to it in Section 2.1(a)(i).

“Insiders” means:

(a)	directors, officers, shareholders, members, security holders or employees of a member of the Agnity Group; and

(b)

any other Person not dealing at arm’s length with any member of the Agnity Group or any Affiliate or related party of any member of the Agnity Group or of any Person referred to in paragraph (a) hereof.

“Installments” means, collectively, the Initial Installment and all Subsequent Installments, and individually means any one of them.

“Intellectual Property” means any or all of the following and all proprietary intellectual property and other rights in, arising out of or associated with:

(a)

all patents and utility models and applications therefore and all provisionals, re-issuances, continuations, continuations-in-part, divisions, rev1s1ons, supplementary protection certificates, extensions and re-examinations thereof and all equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures;

(b)

all registered and unregistered trade-marks, service marks, trade names, trade dress, logos, business, corporate and product names and slogans and registrations, and applications for registration thereof;

(c)	all copyrights in copyrightable works, and all other rights of authorship, worldwide, and all applications, registrations and renewals in connection therewith;

(d)	all maskworks, maskwork registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topologies; and

(e)	all World Wide Web addresses, domain names and sites and applications and registrations therefor.

“Interest” has the meaning given to it in the recitals to this Agreement.

“Interim Financial Statements” means, as at any given date, the unaudited management-prepared financial statements of the Corporation and each other applicable member of the Agnity Group for the then most recently completed fiscal quarter of each such entity.

“Laws” means applicable laws (including common law), statutes, codes, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or requirements, in each case of any Governmental Authority.

“Licensed IP” means all Intellectual Property and Technology that any member of the Agnity Group uses or has a right to use, including all Intellectual Property and Technology that any member of the Agnity Group uses or has a right to use at any time after the date hereof, in the conduct of the Business under a Contract with another Person.

“Liens” means any lien, hypothec, mortgage, security interest, charge, encumbrance, pledge, option, pre-emptive right, or transfer restriction other than, in the case of references to securities, any transfer restriction arising under applicable securities Laws solely by reason of the fact that such securities were issued pursuant to exemptions from registration or prospectus requirements under such securities Laws.

“Material Adverse Effect” means any effect, change, event, occurrence or development with respect to the Agnity Group or the Business, taken as a whole and as a going concern, that is or is reasonably likely to be materially adverse to the results of the Business or the Agnity Group’s affairs, properties, assets, liabilities or condition (financial or otherwise), operations or capital, or that is materially adverse to the completion of the Transaction.

“Minimum Monthly Amount” has the meaning given to it in Section 2.3(a).

“NI 51-102” has the meaning given to it in Section 6.2.

“Non-Monetary Event of Default” means the breach by the Corporation or any of the Guarantors of any of the representations, warranties or covenants of any such Party under this Agreement other than the Specified Covenants.

“Note” has the meaning given to it in the recitals to this Agreement.

“Note Principal Buyout Notice” has the meaning given to it in Section 2.9(a)(i).

“Note Principal Buyout Option” has the meaning given to it in Section 2.9(a)(i).

“Note Principal Buyout Payment” has the meaning given to it in Section 2.9(a)(i).

“Owned IP” means all Intellectual Property and Technology that any member of the Agnity Group owns, including all Intellectual Property and Technology owned by any member of the Agnity Group at any time after the date hereof.

“Parties” means the Corporation, the Guarantors and the Purchaser, and “Party” means either one of them.

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate or Governmental Authority, and where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

“Pre-Adjusted Quarterly Royalties” has the meaning given to it in Section 2.4(b)(i).

“Principal Amount” has the meaning given to it in the recitals to this Agreement.

“Purchaser” means Grenville Strategic Royalty Corp., and any assignee thereof pursuant to an assignment made in accordance with Section 6.9(a).

“Quarterly Determination Date” has the meaning given to it in Section 2.4(a).

“Revenue of the Agnity Group” means, in respect of any period commencing on or after the date hereof and without duplication, all revenue of any kind directly or indirectly actually received by the members of the Agnity Group (which, in respect of any non-wholly owned Agnity Subsidiary, shall be the percentage of such Agnity Subsidiary’s revenue actually received during such period that is equal to the direct or indirect ownership percentage of the Corporation of such Agnity Subsidiary) during such period on account of or in connection with all products and services sold or otherwise provided by the members of the Agnity Group, including all royalties, license fees, lease fees, service fees, subscription fees and other forms of compensation actually invoiced and received by a member of the Agnity Group (including amounts received in connection with the settlement of disputes or the proceeds of litigation and amounts received in connection with the sale of any assets of any member of the Agnity Group, including any sale of securities of any Agnity Subsidiary held by another member of the Agnity Group, that in each case does not otherwise result in the exercise of, and the completion of the transaction contemplated by, the Change of Control Buyout Option); but excludes:

(a)

any amount received by a member of the Agnity Group in the form of a grant or other form of funding (including funding for research purposes), incentive, loan, advance, exemption, tax reduction, tax credit, subsidy or similar benefit from any Governmental Authority, institution or organization;

(b)

any amount received by a member of the Agnity Group which is required by contract or Law to be paid by such entity: (i) to agents or resellers of such entity; or (ii) to third parties on account of shipping, duties or customs charges;

(c)	any amount received by a member of the Agnity Group from another member of the Agnity Group; and

(d)	any amount received by a member of the Agnity Group which constitutes Taxes payable by a Person in connection with goods or services provided by the member of the Agnity Group to such Person.

“Royalty Payment” has the meaning given to it in Section 2.2 (and, for greater certainty, includes all Minimum Monthly Amounts).

“Sale” means the completion by Agnity Communications, or the stockholders thereof, on or before September 30, 2017 of a Change of Control of Agnity Communications where Novacap TMT IV, L.P. or Constellation Software Inc., or in each case an Affiliate thereof, is the acquirer of Agnity Communications.

“Specified Covenants” means those covenants set out m Sections 2.10(a), 2.10(b), 2.10(c), 2.l0(d), 2.l0(e), 2.10(f), 2.10(g), 2.10(h), 2.10(i), 2.10(1), 2.10(m), 2.10(o), 2. 10(p), 2.10(q), 2.10(r), 2.10(s), 2.10(t), 2.10(u), 2.10(v) and 2.10(w).

“Spinacom” means Spinacom, Inc. (formerly Agnity. Inc.), and includes any assignee thereof pursuant to an assignment made in accordance with Section 6.9(b).

“Subsequent Installment” has the meaning given to it in Section 2.1(a)(i).

“subsidiary” has the meaning given to it in National Instrument 45-106—Prospectus and Registration Exemptions.

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies, or other governmental charges, including all federal, provincial, state, local, foreign and other income, corporation, franchise, profits, capital gains, estimated, sales (including HST), use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, environmental, customs, duties, imposts, immovable property, personal property, capital stock, unemployment, disability, payroll, license, employee, deficiency assessments, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and any interest, penalties, or additions to tax in respect of the foregoing and includes any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person or other entity.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Technology” means:

(a)

works of authorship including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, methods, techniques, processes, files, industrial models, schematics, specifications, net lists, build lists, records and data;

(b)	inventions (whether or not patentable), improvements, enhancements and modifications;

(c)	proprietary and confidential business and technical information, including technical data, trade secrets, ideas, research and development and know how; and

(d)	databases, data compilations and collections and technical data.

“Transaction” means the transactions contemplated in this Agreement.